Filed Pursuant to Rule 424(b)(3)
File No. 333-151827
PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 2)
TO PROSPECTUS DATED January 7, 2011
LendingClub Corporation
Member Payment Dependent Notes
This prospectus supplement supplements and amends the prospectus dated January 7, 2011 (the Prospectus) and filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the SEC), by increasing the loan guidance amounts for A1 and A2 graded loans to $25,000 and $20,000 respectively, and changing the loan guidance modifiers as set forth below.
The Prospectus and this prospectus supplement relate to up to $600,000,000 in principal amount of Member Payment Dependent Notes (the Notes) to be issued by LendingClub Corporation (LendingClub). We will issue the Notes in series and each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In the Prospectus (as supplemented by prior supplements) and this prospectus supplement, we refer to these consumer loans generally as “member loans.” The terms of the Notes are as set forth in the Prospectus (as supplemented by prior supplements).
You should read this prospectus supplement together with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus (as supplemented by prior supplements), including all amendments and supplements thereto.
This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 13 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 18, 2011.

Effective March 18, 2011:
•	The loan guidance amount table on page 36 of the Prospectus which currently reads:

Base Loan Grade	Guidance Limit
A	$15,000
B	$12,500
C	$10,000
is amended and restated in its entirety to read as follows:

Base Loan Grade	Guidance Limit
A1	$25,000
A2	$20,000
A3-A5	$15,000
B	$12,500
C	$10,000
•	The loan guidance modifier table on page 36 of the Prospectus:

Loan Amount/Guidance Limit	Modifier
0-24%	0
25%-49%	0
50%-74%	-1
75%-99%	-2
100%-124%	-6
125%-149%	-8
150%-174%	-10
175% or more	-12
is amended and restated in its entirety to read as follows:

Loan Amount/Guidance Limit	Modifier
0-24%	0
25%-49%	-1
50%-74%	-2
75%-99%	-3
100%-124%	-4
125%-149%	-5
150%-174%	-6
175% -199%	-8
200%+	-10

•	The table set forth on page 38 is revised to read as follows:

Sub-Grade
Loan Term	Modifier

Three years	0
Five years
A1-A5	(5)
B1-B5	(5)
C1-G5	(6)

•	The example on page 38 is hereby amended and restated to read as follows:
Example
Assume a borrower member requests a $5,000 loan, and the borrower member has a FICO score of 700, 10 open accounts, three credit inquiries in the last six months, 50% utilization of credit limit and more than 60 months of credit history. We would first assign this borrower a B2 sub-grade because the borrower’s FICO is 700. Next, we would make no sub-grade modifications for open accounts, because 10 open accounts is greater than 5 and less than 22 and also because he has had no more than three credit inquiries in the last six months and his credit score is below 740. We would make no sub-grade modification for 50% utilization of credit limit, since it is greater than 5% but less than 85%, and we would make no sub-grade modification for length of credit history, because the borrower member has more than 60 months of credit history. Because the requested loan amount, $5,000, is between 25-49% of the guidance limit of $12,500 for B loan grades, we would make one sub-grade modification to B3. If the borrower also requested that the term of the loan by for five years, we would lower the credit grade an additional five sub-grades from B3 to C3.